UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  6/19/2008

(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-8092

DE	94-1620407
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

323 Vintage Park Drive, Suite B, Foster City, California 94404
(Address of Principal Executive Offices, Including Zip Code)

650-212-2568
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 2.01                      Completion of Disposition of Assets.

On June 19, 2008, OXIS International, Inc. (“OXIS”) received a Notice of Disposition of Collateral from Bristol Investment Fund, Ltd. (“Bristol”) in which Bristol notified OXIS that Bristol, acting as the agent for itself and three other holders (“Debenture Holders”) of certain Secured Convertible Debentures (“Debentures”) due October 25, 2008 in an aggregate principal amount of $1,694,250, purchased certain assets held as collateral under the Security Agreement dated October 25, 2006 entered into between OXIS, Bristol and three other Debenture Holders.  Bristol purchased 111,025 shares of common stock of BioCheck, Inc., a majority owned subsidiary of OXIS on a credit bid of $50,000, and Bristol also purchased 1,000 shares of the capital stock of OXIS Therapeutics, Inc., a wholly owned subsidiary of OXIS, for a credit bid of $10,000.  In December 2005 OXIS purchased the111,025 shares of common stock of BioCheck, Inc. for $3,060,000, and in August 2007 OXIS purchased an additional 4,186 shares for $131,726.  After crediting the aggregate amount of $60,000 to the aggregate amount due under the Debentures, plus fees and charges due through June 19, 2008, Bristol notified OXIS that it remains obligated to the Debenture Holders in a deficiency in an aggregate amount of $2,687,785.71.

Previously, on June 6, 2008, OXIS received Bristol’s Notification that the sale of the collateral would be sold to the highest qualified bidder in public on Thursday, June 19, 2008 at 10:00 a.m. at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP in New York, New York.

Beginning on February 1, 2007, OXIS was required to amortize the Debentures in equal installments on a monthly basis resulting in a complete repayment by the maturity date.  OXIS has not made the required monthly cash redemption amounts and as of June 1, 2008 was seventeen months behind on these payments, primarily due to the fact that the Oxis stock market trading volume was not sufficient to meet the requirements of the Debentures to pay in stock  rather than in cash.  Pursuant to the provisions of the Debentures, such non-payment is an event of default.  Upon an event of default, each Debenture Holder has the right to accelerate the cash repayment of the Mandatory Default Amount, which is the greater of: (1) 130% of the outstanding principal amount of the debenture or (2) the outstanding principal amount of the debenture, divided by the conversion price (currently $0.35) on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a higher volume weighted average price, and all other amounts, costs, expenses and liquidated damages due in respect of the debenture.  Penalty interest accrues on any unpaid balance at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law until such amount is paid in full.

Item 5.02                      Departure of Directors or Principal Officers.

On June 20, 2008, the following officers resigned their officer positions with OXIS:  Marvin S. Hausman, M.D. resigned as Chief Executive Officer, President and interim Chief Financial Officer effective August 20, 2008, Gary M. Post resigned as Chief Operating Officer immediately, and S. Colin Neill resigned as Secretary immediately.  Gary M. Post will return to his capacity as advisor to OXIS pursuant to his Advisory Agreement dated November 6, 2006.

Also on June 20, 2008, the following members of the board of directors resigned their board positions with OXIS effective immediately:  S. Colin Neill resigned as a member of the board of directors of OXIS, and John Repine, M.D., also resigned his position as a member of the board of directors of OXIS.  S. Colin Neill was the Chairman of the Audit Committee, and a member of the Nominating Committee.  John Repine, M.D. was a member of the Audit Committee.

Item 9.01.                      Financial Statements and Exhibits.

(d)  Exhibits

10.1           Notice of Disposition of Collateral dated June 19, 2008.

SIGNATURE(S)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

OXIS International, Inc.

Dated: June 20, 2008	By:	/s/ Marvin S. Hausman
Marvin S. Hausman, M.D.
Chief Executive Officer